Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Vice President – Investor Relations

(813) 552-2927

KFORCE INC. REPORTS SECOND QUARTER RESULTS

REVENUE OF $198.5 MILLION AND EPS OF 14 CENTS

TAMPA, FL – August 2, 2005 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced results for the second quarter of 2005. Revenue for the quarter ended June 30, 2005 was $198.5 million compared to $152.2 million for the quarter ended June 30, 2004 and $192.9 million for the quarter ended March 31, 2005. The Firm reported net income for the second quarter of 2005 of $5.7 million or 14 cents per share compared to $251,000 or 1 cent per share in the second quarter of 2004 and $3.1 million or 8 cents per share in the first quarter of 2005.

“Earnings exceeded the top end of our guidance which, we believe, reflects our enhanced operating leverage. Positive operating trends for the Firm continued in Q2 as revenues grew sequentially for the seventh straight quarter, search revenues increased for the seventh straight quarter, the spread between bill rates and pay rates improved for the fifth straight quarter, and operating expenses as a percentage of revenue again declined,” said David L. Dunkel, Kforce’s Chairman and Chief Executive Officer. “Total Firm revenues in the second quarter were up 30.4% year over year. We believe that our diversified specialty staffing revenue footprint offering both flexible staffing and permanent placement, uniquely positions Kforce to fully leverage revenue opportunities.”

William L. Sanders, President said; “We believe the second quarter marks another milestone in our improved revenue and profitability. We are particularly encouraged that sales associate productivity reached an all-time high in the second quarter. We are also encouraged by improving revenue trends as we enter the second half of 2005. It is noteworthy that July has shown strong improvement, with the week ending July 24th being the strongest week for flex revenue in the Firm’s history. Search revenues increased in the second quarter for the seventh straight quarter and are now up 40.8% year-over-year. We remain positive for a continued improvement in search revenues in 2005. Our Technology flex practice continues to grow and we are optimistic about our prospects in technology staffing for the second half of the year. We are pleased as well with the sequential growth in Finance and Accounting revenue in the second quarter which historically is the softest quarter of the year. Revenue growth for our HLS group remains strong with 17.1% year over year growth.”

Continued Mr. Sanders; “We continue to see improvement in our margins as Flex Gross Profit increased by 1.3% to 27.2% in Q2 ‘05 from 25.9% in Q1 ‘05 driven by the reduction of payroll related taxes, business mix and improving spread between bill rate and pay rate. Flex Gross Profit has also improved 90 basis points from 26.3% in Q2 2004. We are optimistic that improvement will continue. The Firm’s continued focus on productivity has resulted in a year over year 25.3% improvement in Gross Profit per person and a 20.5% improvement in revenue per person. As we look forward, we will continue to focus on revenue growth through our emphasis on acquiring and retaining great people.”

Joe Liberatore, Chief Financial Officer added; “Positive operating trends for the Firm continued in Q2 as total revenues, search revenues, gross margins and operating expenses as a percent of revenue all again improved. Earnings per Share of $.14 exceeded the consensus estimate of $.12 and was above our guidance of $.11 - $.13. EBITDA per share in Q2 2005, an indication of cash earnings per share, increased to $.30 per share in the quarter from $.05 in the second quarter last year. Operating expense as a percent to revenue decreased sequentially by .6% from 28.0% to 27.4% and has declined year over year from 30.6%. Days sales outstanding of our accounts receivable also declined slightly to 31.8 days from 32.2 days in Q1 2005, which we believe signifies the continued quality of our accounts receivable portfolio. We continue to maintain a conservative balance sheet and build liquidity. Our strong cash flow funded the repurchase of 751,000 shares of the Firm’s stock during the quarter for $5.9 million or $7.87 per share and $3.9 million in capital expenditures during the quarter while still reducing the outstanding balance on our Credit Facility by $5.5 million. At the end of Q2 2005 bank debt was $30.0 million compared to $35.5 million at the end of Q1 2005.”

Mr. Liberatore continued; “Looking forward to the third quarter, we expect to continue to realize the benefits of the leverage in our operating platform. We believe revenues may be in the $200 million to $205 million range with earnings per share for Q3 of 14 to 16 cents. This reflects approximately 40.0 million weighted average diluted shares outstanding.”

Kforce will host a conference call today to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The dial-in number is 1-617-786-2963, pass code 72302390. The replay of the call will be available from 7:00 p.m. Eastern Time Tuesday, August 2 through August 9, 2005, by dialing 1-617-801-6888, pass code 69008309.

It will also be Webcast live at www.kforce.com (select “Investor Relations”) and will be available for Webcast replay until September 2, 2005.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 1,600 staffing specialists, Kforce operates with 74 offices in 43 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenues and earnings per share for the third quarter will be achieved. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future integrations are forward-looking statements. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Quarter Ended
	June 30, 2005	March 31, 2005	June 30, 2004
Revenue by Function:
Technology	$92,263	$89,553	$70,176
Finance/Accounting	59,929	59,029	42,480
Health and Life Sciences	46,278	44,318	39,506

Total Revenue	198,470	192,900	152,162

Revenue by Time:
Perm	13,894	13,486	9,868
Flexible	184,576	179,414	142,294

Total Revenue	198,470	192,900	152,162

Cost Of Sales	134,405	132,872	104,901
Gross Profit	64,065	60,028	47,261
GP %	32.3%	31.1%	31.1%
Flex GP %	27.2%	25.9%	26.3%

Selling, General & Admin.	52,417	52,285	45,624
Deprec. & Amort.	2,022	1,755	995

Income from Operations	9,626	5,988	642

Other Expense	497	503	391

Earnings Before Taxes	9,129	5,485	251

Income Tax Expense	3,460	2,406	0

Net Income	$5,669	$3,079	$251

Earnings Per Share - Diluted	$0.14	$0.08	$0.01
EBITDA Per Share	$0.30	$0.20	$0.05
Shares Outstanding - Diluted	40,104	40,026	34,374

EBITDA	$12,044	$8,145	$1,781

Selected Cash Flow Information:
Bad Debt Expense (Recovery)	$(126)	$421	$219
Capital Expenditures	$3,889	$1,926	$1,061

Selected Balance Sheet Information:
Total Cash and Short-term Investments	$601	$189	$509
Accounts Receivable, less allowances	$105,478	$108,227	$94,784
Total Assets	$304,561	$309,014	$263,554
Bank Debt	$30,000	$35,530	$40,666
Other Current Liabilities	$65,690	$65,843	$62,105
Other Long-Term Liabilities	$15,032	$14,831	$14,898
Total Stockholders’ Equity	$193,839	$192,810	$145,885

Other Information:
Billing Days	64	63	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q2 2005	Q1 2005	Q2 2004
Total Firm
Flex Revenue (000’s)	$184,576	$179,414	$142,294
Revenue per billing day (000’s)	$2,884	$2,848	$2,223
Sequential Flex Revenue Change	2.9%	0.5%	16.8%
Hours (000’s)	4,211	4,203	3,381
Flex GP%	27.2%	25.9%	26.3%

Search Revenue (000’s)	$13,894	$13,486	$9,868
Placements	1,178	1,201	826
Average Fee	$11,850	$11,362	$12,009
Billing days	64	63	64

Technology
Flex Revenue (000’s)	$87,956	$84,961	$67,649
Revenue per billing day (000’s)	$1,374	$1,349	$1,057
Sequential Flex Revenue Change	3.5%	2.4%	17.4%
Hours (000’s)	1,477	1,437	1,219
Flex GP%	25.9%	24.4%	24.8%

Search Revenue (000’s)	$4,307	$4,592	$2,527
Placements	326	381	192
Average Fee	$13,299	$12,092	$13,266

Finance and Accounting
Flex Revenue (000’s)	$51,627	$51,279	$36,119
Revenue per billing day (000’s)	$807	$814	$564
Sequential Flex Revenue Change	0.7%	-5.6%	26.7%
Hours (000’s)	1,810	1,873	1,315
Flex GP%	28.6%	27.3%	27.8%

Search Revenue (000’s)	$8,302	$7,750	$6,361
Placements	743	706	541
Average Fee	$11,221	$11,177	$11,826

Health & Life Sciences
Flex Revenue (000’s)	$44,993	$43,174	$38,526
Revenue per billing day (000’s)	$703	$685	$602
Sequential Flex Revenue Change	4.2%	4.8%	7.8%
Hours (000’s)	924	893	847
Flex GP%	28.1%	27.5%	27.3%

Search Revenue (000’s)	$1,285	$1,144	$980
Placements	109	114	93
Average Fee	$11,795	$10,046	$10,483

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

Healthcare-Nursing
Flex Revenue (000’s)	$10,995	$10,559	$9,960
Revenue per billing day (000’s)	$172	$168	$155
Sequential Flex Revenue Change	4.1%	2.0%	5.5%
Hours (000’s)	284	253	253
Flex GP%	25.1%	23.6%	26.1%

Search Revenue (000’s)	$81	$190	$91
Placements	9	20	11
Average Fee	$9,049	$9,553	$8,234

Healthcare - Non Nursing
Flex Revenue (000’s)	$8,246	$7,476	$6,441
Revenue per billing day (000’s)	$129	$119	$101
Sequential Flex Revenue Change	10.3%	-1.0%	18.6%
Hours (000’s)	128	118	102
Flex GP%	31.8%	32.8%	30.4%

Search Revenue (000’s)	$40	$126	$65
Placements	1	13	6
Average Fee	$40,223	$9,711	$10,877

Clinical Research
Flex Revenue (000’s)	$17,492	$16,780	$13,802
Revenue per billing day (000’s)	$273	$266	$216
Sequential Flex Revenue Change	4.2%	12.3%	-0.1%
Hours (000’s)	221	213	186
Flex GP%	28.7%	28.8%	27.6%

Search Revenue (000’s)	$555	$221	$403
Placements	29	14	27
Average Fee	$19,156	$15,760	$14,705

Scientific
Flex Revenue (000’s)	$8,260	$8,359	$8,323
Revenue per billing day (000’s)	$129	$132	$130
Sequential Flex Revenue Change	-1.2%	0.0%	17.9%
Hours (000’s)	291	309	306
Flex GP%	26.9%	24.9%	26.0%

Search Revenue (000’s)	$609	$607	$421
Placements	70	67	49
Average Fee	$8,696	$9,056	$8,582

Kforce Inc.

Selected Financial Information

(In Thousands, Except Per Share Amounts)

(Unaudited)

EBITDA Reconciliation

	Q2 2005		Q1 2005		Q2 2004
		Per share		Per share		Per share
EBITDA	$12,044	$0.30	$8,145	$0.20	$1,781	$0.05
Depreciation and Amortization	(2,022)	(0.05)	(1,755)	(0.04)	(995)	(0.03)
Interest Expense and Other	(893)	(0.02)	(905)	(0.02)	(535)	(0.01)
Tax Benefit (Expense)	(3,460)	(0.09)	(2,406)	(0.06)	—	—

Net Income	$5,669	$0.14	$3,079	$0.08	$251	$0.01

Outstanding Shares - Diluted	40,104		40,026		34,374

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate its operations and to provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to similarly titled measures of other companies.